Exhibit 23.1



INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of Fisher Scientific International Inc. on Form S-4 of our report dated February 6, 1997, included in the Annual Report on Form 10-K of Fisher Scientific International Inc. for the year ended December 31, 1996, and to the use of our report dated February 6, 1997, appearing in the Registration Statement. We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.




/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
New York, New York
December 19, 1997